Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

For Information Contact:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY COMBINING NORTHERN POWER & PROTON ENERGY

TO STRENGTHEN OPERATIONS, REDUCE COST

WALLINGFORD, CT, January 31, 2007 — Distributed Energy Systems Corp. (NASDAQ: DESC), today announced it will combine its two subsidiaries – Northern Power Systems and Proton Energy Systems — to reduce cost and strengthen systems sales, engineering, production, service and technology development.

The company, which creates and delivers products and solutions for the decentralized energy marketplace, said the reorganization will result in a charge against 2007’s first-quarter results of approximately $1.0 million, or $0.03 per share, to account for staff reductions, reflecting the elimination of about 60 jobs, or 20% of the workforce, and related expenses. The reorganization is estimated to result in savings of approximately $4-$5 million, on an annualized basis, beginning in the second quarter of 2007. In addition, the Waitsfield, VT, location will be closed, and its activities moved to the company’s 110,000-square-foot Barre, VT facility.

“During the past year, it became increasingly clear that we would benefit going forward by implementing our strategy now, to become a one-company organization,” said Ambrose L. Schwallie, Distributed Energy’s chief executive officer. “We expect these changes to improve sales and marketing effectiveness, reduce costs, enhance efficiencies of our systems engineering, products and service capabilities, and enable more and better cross-fertilization in advanced technology development.”

“This new functional structure,” Mr. Schwallie continued, “allows us to focus more precisely on the markets, critical business drivers and capabilities that give Distributed Energy the best prospects for the higher-margin revenues we need to foster strong, sustained, profitable growth. Taking this action promptly will, we believe, enable the company to make better progress toward our goal of reaching profitability.”

Markets and Organization

Discussing the reorganization further, the Distributed Energy CEO cited the company’s emphasis on power generation and power electronics systems, systems engineering and combined heat-and-power projects, products and services for oil and gas exploration markets, larger-scale wind projects for power generation, and commercial hydrogen, renewable fuels, and waste-to-energy technologies.

To implement the reorganization, Mr. Schwallie also announced the appointment of three senior vice presidents to company-wide functional positions, all reporting to him:

•	Mark Murray now leads the sales and marketing functions for all of Distributed Energy products, systems and services. Mr. Murray most recently headed the company’s commercial hydrogen business.

•	Betsy Anderson assumes responsibility for all of the company’s engineering, production, project management and service activities, expanding her prior operating responsibilities beyond energy systems, products and services.

•	Robert Friedland takes on management duties encompassing all technology innovation, including the hydrogen research and development programs that he previously ran.

“Under their experienced leadership,” Mr. Schwallie said, “the company will work to strengthen lines of communication and operating efficiencies within the company, improve our impact in the marketplace, and continue to pursue the ideas and technologies that can enable Distributed Energy to be one of the leaders in alternative and renewable energy solutions.”

Mr. Schwallie concluded: “This new unified focus should begin to be reflected in 2007 operating results. We believe this new, revitalized organization will put Distributed Energy in a stronger position to drive improved operating margins, and better serve markets where our capabilities and business models deliver valuable benefits to customers, now and in the years ahead.”

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended September 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.